Exhibit 5.1

Kristen Prohl SVP, Corporate Law & Assistant Corporate Secretary 520 Madison Avenue, 22nd Flr New York, NY 10022 T +1 646-826-6006 F +1 212-310-6252 Kristen.Prohl@ca.com

September 27, 2017

CA, Inc.

520 Madison Avenue

New York, NY 10022

Ladies and Gentlemen:

I have acted as counsel to CA, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the issuance of an aggregate of 450,000 units of Deferred Stock Obligations (the “Deferred Stock Units”) and 450,000 shares (the “Shares”) of Common Stock, par value $0.10 per share, of the Company, under the CA, Inc. 2012 Compensation Plan for Non-Employee Directors (the “Plan”) and the associated rights (the “Rights”) to purchase shares of Series One Junior Participating Preferred Stock, Class A, without par value, issuable pursuant to the Stockholder Protection Rights Agreement (the “Rights Agreement”) dated November 5, 2015 between the Company and Mellon Investor Services LLC, as Rights Agent, which are securities of the same class and relate to the same employee benefit plan as those obligations and shares registered on the Registrant’s registration statement on Form S-8 previously filed with the Securities and Exchange Commission (the “Commission”) on September 5, 2012 (Registration No. 333-183731).

As such counsel, I have examined the Company’s Restated Certificate of Incorporation as amended to date, the Company’s By-laws as amended to date, the Rights Agreement, the Registration Statement, the Plan and such other corporate documents, minutes and records as I have deemed appropriate. In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or copies and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein that I have not independently established or verified, I have relied upon statements and representations of other officers and representatives of the Company and other entities.

Based upon the foregoing, it is my opinion that the Deferred Stock Units and the Shares, when issued in accordance with the terms of the Plan, and the associated Rights will be legally issued, and the Deferred Stock Units and the Shares will be fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

This opinion is limited to the General Corporation Law of the State of Delaware. This opinion is furnished by me as Senior Vice President, Corporate Law and Assistant Corporate Secretary of the Company in connection with the filing of the Registration Statement and is not to be used, circulated or quoted for any other purpose or otherwise referred to or relied upon by any other person without the prior express written permission of the Company other than in connection with the offer and sale of the Deferred Stock Units or the Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Kristen W. Prohl